State of Delaware

Secretary of State

Division of Corporations

Delivered 05:04 PM 04/11/2008

FILED 05:04 PM 04/11/2008

SRV 080421219 – 4489882 FILE

EXHIBIT 3.2

STATE OF DELAWARE

CERTIFICATE OF MERGER

OF

OAHU ENTERPRISES, INC.

(A COLORADO CORPORATION)

INTO

EVETSCO, INC.

(A DELAWARE CORPORATION)

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST:  The name of the surviving corporation is Evetsco, Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is Oahu Enterprises, Inc., a Colorado corporation.

SECOND:  The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252 of the General Corporation Law of the State of Delaware.

THIRD:  The name of the surviving corporation is Evetsco, Inc., a Delaware corporation.

FOURTH:  The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH:  The authorized stock and par value of the non-Delaware corporation is 200,000,000 common shares, par value $.001, and 10,000,000 preferred shares, par value $.001.

SIXTH:  The merger is to become effective on the date of filing of this Certificate of Merger.

SEVENTH:  The Agreement and Plan of Merger is on file at 899 South Artistic Circle, Springville, UT  84663, an office of the surviving corporation.

EIGHTH:  A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 11th day of April, 2008.

By: /s/ Joseph Nemelka

       Joseph Nemelka, President